Exhibit 8

                              March 11, 1994

Webster Laboratories, Inc.
5114 Commerce Drive
Baldwin Park, California 91706

Gentlemen:

       You have requested our opinion as to certain federal income tax consequences of the transactions contemplated by the Agreement and Plan of Reorganization (the "Plan of Reorganization") among Cordis Corporation a Florida corporation ("Cordis"), its wholly-owned subsidiary, Cordis Acquisition, Inc., a California corporation ("Sub"), and Webster Laboratories, Inc., a California corporation ("Webster"), dated January 20, 1994, and the related Agreement of Merger between Sub and Webster (collectively with the Plan of Reorganization, the "Agreements"). Pursuant to the Agreements,
Sub will merge with and into Webster (the "Merger"), and Webster will become a wholly-owned subsidiary of Cordis.

       Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

       We have acted as legal counsel to Webster in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined (or will examine on or prior to the Effective Time of the Merger) and are relying (or will rely) upon without any independent investigation or review thereof, the truth, accuracy of, and continuing compliance with, at all relevant times, the statements, covenants, representations and warranties contained in the following documents:

       1. The Agreements (including without limitation Sections 2.04, 3.03, 3.19, 6.06, 6.10, 8.07, 8.16, and 9.02(e) of the Plan of
Reorganization) and exhibits thereto;

       2. Representations and covenants made by certain shareholders of Webster in Shareholder Certificates dated March 11, 1994 which have been executed and delivered to Venture Law Group in connection with this transaction;

       3. The Registration Statement filed with the Securities and Exchange Commission in connection with the issuance of shares of Cordis Common Stock in the Merger;

       4. The Financial Statements of the Company; and

       5. Such other instruments and documents related to Cordis, Webster and Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

       In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

       1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

       2. The Merger will be effective under the laws of the State of California;

       3. The shareholders of Webster do not, and will not on or before the Effective Time of the Merger, have an existing plan or intent to dispose of an amount of Cordis Common Stock to be received in the Merger (or to dispose of Webster capital stock in anticipation of the Merger) such that the shareholders of Webster will not receive and retain a meaningful continuing equity ownership in Cordis that is sufficient to satisfy the continuity of interest requirement as specified in Treas. Reg [Section] 1.368-1(b) and as interpreted in certain Internal Revenue Service rulings and federal judicial decisions;

       4. After the Merger, Webster will hold "substantially all" of its and Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations and Internal Revenue Service rulings promulgated thereunder;

       5. In the Merger, shares of Webster capital stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of capital stock of Webster will be exchanged solely for voting stock of Cordis, treating for this purpose shares of Webster capital stock exchanged for cash or other property originating with Cordis as outstanding Webster capital stock as of the Effective Time.

       6. All representations, warranties, covenants and statements made by Cordis, Sub, Webster and the shareholders of Webster in connection with the Merger, including but not limited to those set forth in the Agreements and the Shareholder Certificates, are true and accurate at all relevant times, including the Effective Time of the Merger;

       7. The fair market value of the Cordis Common Stock and/or other consideration received by each Webster shareholder in the Merger will be approximately equal to the fair market value of the Webster capital stock surrendered in exchange therefor;

        8. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg [SECTION] 1.368-1
(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of Webster shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to Webster shareholders in exchange for their shares of Webster stock;

       9. At all relevant times, including as of the Effective Time of the Merger, (i) no outstanding indebtedness of Webster, Cordis or Sub has or will represent equity for tax purposes; and (ii) no outstanding equity of Webster, Cordis or Sub has or will represent indebtedness for tax purposes;

       Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for federal income tax purposes, the Merger will be a "reorganization" as defined in Section 368(a) of the Code, and, accordingly, the following tax consequences should result:

       (a) No gain or loss should be recognized by holders of capital stock of Webster upon their receipt in the Merger of Cordis Common Stock (except to the extent of cash received in lieu of a fractional share thereof) in exchange therefor;

       (b) The aggregate tax basis of the Cordis Common Stock received in the Merger (including any fractional share not actually received and any shares delivered directly into the Escrow Fund) should be the same as the aggregate tax basis of Webster capital stock surrendered in exchange therefor;

       (c) The holding period of the Cordis Common Stock received in the Merger should include the period for which the Webster capital stock surrendered in exchange therefor was held, provided that the Webster capital stock is held as a capital asset at the time of the Merger;

       In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

       1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the current provisions of the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

       2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and the resulting federal income tax consequences enumerated in subparagraphs (a) through
(c) above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

    3. No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreements are not consummated in accordance with the terms of such Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied (in particular those set forth in the Shareholder Certificates) are not true and accurate at all relevant times, including the Effective Time of the Merger. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

    4. This opinion is intended solely for your benefit; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.



                                        Sincerely,

                                        /s/ VENTURE LAW GROUP

                                         VENTURE LAW GROUP


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